Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS THIRD QUARTER FISCAL 2014 EARNINGS

Lacey, WA (April 28, 2014) - Anchor Bancorp (NASDAQ: - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported third quarter earnings for the fiscal year ending June 30, 2014.  For the quarter ended March 31, 2014, the Company reported net income of $385,000 or $0.16 per diluted share, compared to net income of $55,000 or $0.02 per diluted share for the same period last year.  For the nine months ended March 31, 2014, the Company reported net income of $125,000 or $0.05 per diluted share, compared to net income of $558,000 or $0.23 per diluted share for the same period last year.

"Identifying and resolving problem loans and reducing our nonperforming assets remains our top priorities.  We continue to make progress in these areas.  We are pleased with the ongoing improvement of our classified loans; a decrease of 21.8% during the quarter and a 68.2% decrease year-over-year.  While there continues to be movement of nonperforming loans into real estate owned, the real estate market has begun to stabilize which has resulted in less pricing pressure as we sell the properties. Our net interest margin continues to improve with the increase of our noninterest bearing accounts, demand deposits and favorable repricing of longer term certificates of deposit”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Third Quarter Highlights (at or for the quarter ended March 31, 2014, compared to June 30, 2013, or March 31, 2013):

•	Total classified loans decreased $7.6 million or 43.9% to $9.7 million at March 31, 2014 from $17.3 million at June 30, 2013 and were $30.4 million at March 31, 2013;
•	No provision for loan losses was recorded for the quarters ended March 31, 2014 and June 30, 2013 compared to $225,000 for the quarter ended March 31, 2013;
•	Total real estate owned, net ("REO") decreased $683,000 or 10.9% to $5.5 million at March 31, 2014 from $6.2 million at June 30, 2013 and was $6.9 million at March 31, 2013;
•
Net interest margin increased 32 basis points to 4.09% for the quarter ended March 31, 2014 from 3.77% for the quarter ended March 31, 2013. The higher net interest margin for this quarter is partially due to a one time recovery of interest for nonperforming loans of $97,000. Our net interest margin would have been 3.97% without the recovered interest income.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest decreased $1.7 million to $8.5 million at March 31, 2014 from $10.2 million at June 30, 2013.  The ratio of nonperforming loans, which includes nonaccrual loans and loans which are 90 days or more past due, to total loans decreased to 1.7% at March 31, 2014 from 2.2% at June 30, 2013.  The Company recorded no provision for loan losses for the current quarter compared to $225,000 for the quarter ended March 31, 2013 reflecting the improvement in its asset quality. The allowance for loan losses of $4.2 million at March 31, 2014 represented 1.5% of loans receivable and 88.1% of nonperforming loans compared to an allowance of $5.1 million at June 30, 2013, representing 1.8% of loans receivable and 83.6% of nonperforming loans.

Anchor Bancorp
April 28, 2014

Nonperforming loans decreased to $4.8 million at March 31, 2014 from $6.2 million at June 30, 2013 and decreased by $2.3 million or 32.2% from $7.0 million at March 31, 2013.  Nonperforming loans consisted of the following at the dates indicated:

	March 31, 2014	December 31, 2013	June 30, 2013	March 31, 2013
	(In thousands)
Real estate:
One-to-four family	$2,222	$2,245	$4,758	$4,743
Multi-family	158	158	—	—
Commercial	1,898	3,145	—	—
Land	153	125	734	788
Total real estate	4,431	5,673	5,492	5,531
Consumer:
Home equity	141	477	428	241
Automobile	—	—	2	51
Credit cards	—	—	18	—
Total consumer	141	477	448	292
Business:
Commercial business	193	40	219	1,207
Total	$4,765	$6,190	$6,159	$7,030

We continue to actively restructure our delinquent loans when feasible so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of March 31, 2014, June 30, 2013, and March 31, 2013, there were 47, 48, and 42 loans, respectively, with aggregate net principal balances of $13.5 million, $17.5 million, and $16.4 million, respectively, that we have identified as “troubled debt restructures.”  At March 31, 2014, June 30, 2013, and March 31, 2013, there were $1.8 million, $3.6 million, and $4.3 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of March 31, 2014, the Company had 19 REO properties with an aggregate book value of $5.5 million compared to 21 properties with an aggregate book value of $6.2 million at June 30, 2013, and 31 properties with an aggregate book value of $7.0 million at March 31, 2013.  The decrease in number of properties during the quarter ended March 31, 2014 was primarily attributable to ongoing sales of residential properties.  During the quarter ended March 31, 2014, the Company sold four residential real estate properties for $509,000 and a commercial real estate property for $55,000 resulting in an aggregate gain on sale of $14,000.  At March 31, 2014, the largest of the REO properties is a commercial real estate property located in Pierce County, Washington.

The following is a summary of our REO properties listed by property type and county location:

	County					Number of	Percent of
	Grays Harbor	Thurston	Pierce	All Other	Total	properties	Total REO
	(In thousands)

REO:
One-to-four family	$464	$495	$—	$104	$1,063	9	19.2%
Commercial	922	—	3,415	—	4,337	4	78.4%
Land	68	—	23	38	129	6	2.3%
Total	$1,454	$495	$3,438	$142	$5,529	19	100.0%

Anchor Bancorp
April 28, 2014

Capital

As of March 31, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.5%, 17.0% and 18.3%, respectively.  As of March 31, 2013, these ratios were 11.4%, 16.9%, and 18.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.8%, 17.4%, and 18.6% as of March 31, 2014.  As of March 31, 2013, these ratios were 11.7%, 17.4% and 18.7%, respectively.

Balance Sheet Review

Total assets decreased by $59.0 million, or 13.0%, to $393.2 million at March 31, 2014 from $452.2 million at June 30, 2013. Cash and cash equivalents decreased $43.3 million or 66.2% as we used our excess cash to repay $47.4 million of maturing FHLB advances. Securities available-for-sale and held-to-maturity decreased $7.9 million, or 16.4% and $1.2 million, or 12.0%, respectively. The decreases in securities were primarily the result of contractual principal repayments.

Loans receivable, net, decreased $1.7 million or 0.6% to $275.8 million at March 31, 2014 from $277.5 million at June 30, 2013 as a result of principal reductions, transfers to REO and loan charge-offs exceeding new loan production. Multi-family loans increased $8.4 million or 22.0% to $46.9 million at March 31, 2014 from $38.4 million at June 30, 2013.  Construction and land loans increased $4.6 million or 41.9% to $15.6 million at March 31, 2014 from $11.0 million at June 30, 2013.  Commercial real estate loans increased $1.3 million or 1.2% to $108.2 million at March 31, 2014 from $106.9 million at June 30, 2013 and one-to-four family loans decreased $8.0 million or 10.8% to $65.9 million from $73.9 million at June 30, 2013.  Commercial business loans decreased $2.8 million or 15.6% to $15.4 million at March 31, 2014 from $18.2 million at June 30, 2013.  Consumer loans decreased $6.0 million or17.1% to $29.1 million at March 31, 2014 from $35.1 million at June 30, 2013 as consumers continue to reduce their debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
April 28, 2014

Loans receivable consisted of the following at the dates indicated:

	March 31, 2014	June 30, 2013	March 31, 2013
	(In thousands)
Real estate:
One-to-four family	$65,928	$73,901	$75,620
Multi-family	46,863	38,425	40,076
Commercial	108,178	106,859	111,246
Construction	11,234	5,641	4,487
Land loans	4,334	5,330	5,028
Total real estate	236,537	230,156	236,457

Consumer:
Home equity	21,612	25,835	26,869
Credit cards	3,675	4,741	4,769
Automobile	1,216	1,850	2,084
Other consumer	2,629	2,723	2,569
Total consumer	29,132	35,149	36,291

Business:
Commercial business	15,369	18,211	17,659

Total Loans	281,038	283,516	290,407

Less:
Deferred loan fees	1,075	915	918
Allowance for loan losses	4,197	5,147	5,315
Loans receivable, net	$275,766	$277,454	$284,174

Anchor Bancorp
April 28, 2014

Total liabilities decreased $59.5 million between June 30, 2013 and March 31, 2014, primarily as the result of a $47.4 million or 73.0% decrease in Federal Home Loan Bank advances.

Deposits consisted of the following at the dates indicated:

	March 31, 2014		June 30, 2013		March 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent

Noninterest-bearing demand deposits	$41,551	13.2%	$39,713	12.1%	$40,020	11.9%
Interest-bearing demand deposits	22,004	7.0%	20,067	6.1%	19,717	5.9%
Money market accounts	72,434	22.9%	82,603	25.1%	86,166	25.6%
Savings deposits	40,229	12.7%	36,518	11.1%	38,174	11.4%
Certificates of deposit	139,516	44.2%	149,683	45.6%	151,894	45.2%
Total deposits	$315,734	100.0%	$328,584	100.0%	$335,971	100.0%

Total stockholders' equity increased $472,000 or 0.9% to $52.8 million at March 31, 2014 from $52.4 million at June 30, 2013. The increase was due primarily to a decrease in accumulated other comprehensive loss of $258,000 or 17.0% and our net income of $125,000 during the nine months ended March 31, 2014.

Operating Results

Net interest income. Net interest income before the provision for loan losses decreased $394,000, or 9.9%, to $3.6 million for the quarter ended March 31, 2014 from $4.0 million for the quarter ended March 31, 2013.  For the nine months ended March 31, 2014 net interest income before the provision for loan losses decreased $1.1 million, or 9.7%, to $10.7 million from $11.8 million for the same period in 2013.

The Company's net interest margin increased 32 basis points to 4.09% for the quarter ended March 31, 2014 from 3.77% for the comparable period in 2013 as the cost of our liabilities continue to decline due to the payoff of FHLB borrowings, the renewal of certificates of deposit at currently low interest rates and the reduction in the average balance of these higher costing deposits. The higher net interest margin for this quarter is partially due to a one time recovery of interest for nonperforming loans of $97,000. Our net interest margin would have been 3.97% without the recovered interest income. The average yield on interest-earning assets increased 21 basis points to 5.07% for the quarter ended March 31, 2014 compared to 4.86% for the same period in 2013. The average cost of interest-bearing liabilities decreased seven basis points to 1.18% for the quarter ended March 31, 2014 compared to 1.25% for the same period in the prior year. For the nine months ended March 31, 2014, the Company's net interest margin increased 16 basis points to 3.85% compared to 3.69% for the same period in 2013.  The average yield on interest-earning assets increased two basis points to 4.86% for the nine months ended March 31, 2014 compared to 4.84% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 12 basis points to 1.21% for the nine months ended March 31, 2014 compared to 1.33% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at March 31, 2014, management determined that no provision for loan losses was required for the quarter ended March 31, 2014 compared to a provision for loan losses of $225,000 for the same period of the prior year, reflecting the decline in nonperforming and classified loans over the last year. There was no provision for loan losses for the nine months ended March 31, 2014 compared to $750,000 for the same period last year.  Net charge-offs for the quarter ended March 31, 2014 totaled $76,000 compared to $62,000 in the same period last year.

Noninterest income. Noninterest income of $1.1 million for the quarter ended March 31, 2014 was virtually unchanged compared to the same quarter a year ago. The decrease in noninterest income was primarily attributable to other deposit fees decreasing $89,000 or 31.6% to $193,000 for the quarter ended March 31, 2014 compared to $282,000 for the quarter ended March 31, 2013. These decreases were offset by an increase of $71,000 in loan fees for the quarter ended March 31, 2014 compared to $146,000 for the same quarter in 2013 primarily due to an increase in commercial real estate loan activity.

Anchor Bancorp
April 28, 2014

Noninterest income decreased $699,000 or 18.5% to $3.1 million during the nine months ended March 31, 2014 compared to $3.8 million for the same period in 2013 which was primarily attributable to a $432,000 decline in gain on sales of loans to $2,000.

Noninterest expense. Noninterest expense decreased $510,000, or 10.6%, to $4.3 million for the three months ended March 31, 2014 from $4.8 million for the three months ended March 31, 2013.  The decrease in noninterest expense was primarily due to REO impairment expense decreasing $244,000 or 69.1% to $109,000 from $353,000 during the quarter ended March 31, 2013. Other factors contributing to the decrease were compensation and benefits decreasing $124,000 or 5.8% to $2.0 million and occupancy and equipment decreasing $96,000 or 17.3% to $458,000 as we realized the savings from the closure of one Wal-Mart branch and one leased branch.   Noninterest expense decreased $662,000 or 4.6% to $13.6 million during the nine months ended March 31, 2014 compared to $14.3 million for the same period in 2013.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have two loan production offices located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of

Anchor Bancorp
April 28, 2014

the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic,competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
April 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	March 31, 2014	June 30, 2013

ASSETS
Cash and cash equivalents	$22,083	$65,353
Securities available-for-sale, at fair value	40,398	48,308
Securities held-to-maturity, at amortized cost	9,063	10,295
Loans held for sale	—	222
Loans receivable, net of allowance for loan losses of $4,197 and $5,147	275,766	277,454
Bank owned life insurance investment, net of surrender charges	19,296	18,879
Accrued interest receivable	1,277	1,583
Real estate owned, net	5,529	6,212
Federal Home Loan Bank (FHLB) stock, at cost	6,105	6,278
Property, premises and equipment, net	11,381	11,394
Deferred tax asset, net	555	555
Prepaid expenses and other assets	1,721	5,646
Total assets	$393,174	$452,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$41,551	$39,713
Interest-bearing	274,183	288,871
Total deposits	315,734	328,584

FHLB advances	17,500	64,900
Advance payments by borrowers for taxes and insurance	1,447	791
Supplemental Executive Retirement Plan liability	1,657	1,703
Accounts payable and other liabilities	3,996	3,833
Total liabilities	340,334	399,811

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,469,533 outstanding at March 31, 2014 and 2,550,000 shares issued and 2,464,433 outstanding at June 30, 2013, respectively	25	25
Additional paid-in capital	23,267	23,229
Retained earnings, substantially restricted	31,616	31,491
Unearned Employee Stock Ownership Plan (ESOP) shares	(805)	(856)
Accumulated other comprehensive loss, net of tax	(1,263)	(1,521)
Total stockholders’ equity	52,840	52,368
Total liabilities and stockholders’ equity	$393,174	$452,179

Anchor Bancorp
April 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Interest income:
Loans receivable, including fees	4,198	4,674	12,643	13,933
Securities	17	55	96	184
Mortgage-backed securities	241	403	729	1,347
Total interest income	4,456	5,132	13,468	15,464
Interest expense:
Deposits	706	838	2,229	2,734
FHLB advances	157	307	587	932
Total interest expense	863	1,145	2,816	3,666
Net interest income before provision for loan losses	3,593	3,987	10,652	11,798
Provision for loan losses	—	225	—	750
Net interest income after provision for loan losses	3,593	3,762	10,652	11,048
Noninterest income
Deposit service fees	376	338	1,146	1,114
Other deposit fees	193	282	592	665
Loans fees	217	146	513	545
Gain on sale of loans	15	19	2	434
Bank owned life insurance investment	140	157	417	473
Other income	134	144	409	547
Total noninterest income	1,075	1,086	3,079	3,778
Noninterest expense
Compensation and benefits	2,030	2,154	6,045	6,402
General and administrative expenses	720	741	2,348	2,482
Real estate owned impairment	109	353	932	802
Real estate owned holding costs	104	127	331	419
Federal Deposit Insurance Corporation (FDIC) insurance premiums	106	162	390	487
Information technology	432	384	1,300	1,118
Occupancy and equipment	458	554	1,377	1,694
Deposit services	161	144	464	498
Marketing	177	149	470	405
Loss (gain) on sale of property, premises and equipment	—	34	(8)	34
Gain on sale of real estate owned	(14)	(9)	(43)	(73)
Total noninterest expense	4,283	4,793	13,606	14,268
Income before provision for income taxes	385	55	125	558
Provision for income taxes	—	—	—	—
Net income	385	55	125	558
Basic earnings per share	0.16	0.02	0.05	0.23
Diluted earnings per share	0.16	0.02	0.05	0.23

Anchor Bancorp
April 28, 2014

	As of or For the Quarter Ended (unaudited)
	March 31, 2014	December 31, 2013	June 30, 2013	March 31, 2013
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.39%	(0.25)%	(0.71)%	0.05
Return (loss) on average equity (2)	3.01	(1.94)	(6.26)	0.42
Average equity-to-average assets (3)	13.10	12.91	11.34	11.21
Interest rate spread(4)	3.89	3.70	2.80	3.54
Net interest margin (5)	4.09	3.89	2.99	3.77
Efficiency ratio (6)	91.8	105.5	118.8	94.5
Average interest-earning assets to average interest-bearing liabilities	120.3	118.8	118.4	117.2
Other operating expenses as a percent of average total assets	4.4	4.8	4.5	4.1

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.5	13.2	11.4	11.4
Tier 1 risk-based	17.0	17.3	16.7	16.9
Total risk-based	18.3	18.5	18.0	18.2

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	1.7	2.2	2.2	2.4
Allowance for loan losses as a percent of total loans	1.5	1.5	1.8	1.8
Allowance as a percent of total nonperforming loans	88.1	69.0	83.6	75.6
Nonperforming assets as a percent of total assets	2.6	2.9	2.7	3.0
Net charge-offs to average outstanding loans	0.03	0.24	0.06	0.02
Classified loans	$9,665	$12,361	$17,290	$30,410

_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.